NEWS

CONTACT:   Kim Detwiler
UNIVEST CORPORATION OF PENNSYLVANIA
Vice President, Director of Corporate Communications
215-721-8396, detwilerk@univest.net

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION DECLARES SECOND QUARTER DIVIDEND

SOUDERTON, Pa., May 28, 2008 - Univest Corporation of Pennsylvania’s (listed on NASDAQ: UVSP) board of directors declared today a $.20 per share quarterly cash dividend to be paid on July 1, 2008 to shareholders of record as of June 11, 2008.
Following Univest’s stock and overall trends in the industry is convenient for investors and shareholders. Univest’s investor relations link, found on its web site at www.univest.net, features financial highlights, detailed peer analysis, deposit market share data, and other valuable information. Univest also provides a shareholder services page to assist shareholders in managing their investments in Univest stock.

Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, and Montgomery counties.  Univest National Bank and Trust Co. offers customers 33 financial service centers, 12 retirement financial services centers, and 38 ATM locations throughout the region, and is the parent company of Univest Capital, Inc. (dba Vanguard Leasing), a small ticket commercial finance business; Univest Insurance, Inc., an independent insurance agency and Univest Investments, Inc., a full-service broker-dealer and investment advisory firm.

            For more information on Univest Corporation of Pennsylvania and its subsidiaries, please visit www.univest.net.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.